Exhibit 5.1

BARACK FERRAZZANO KIRSCHBAUM & NAGELBERG LLP

200 WEST MADISON STREET, SUITE 3900

CHICAGO, ILLINOIS  60606

Telephone (312) 984-3100

Facsimile  (312) 984-3150

March 21, 2017

MidWestOne Financial Group, Inc.

102 South Clinton Street

Iowa City, Iowa 52240

Re:                             Prospectus Supplement to Shelf Registration Statements on Form S-3 (File Nos. 333-207659 and 333-212229)

Ladies and Gentlemen:

This opinion is being rendered to you in connection with the filing by MidWestOne Financial Group, Inc., an Iowa corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Act”), of a prospectus supplement, dated March 17, 2017 and filed with the Commission pursuant to Rule 424(b) of the Securities Act on March 20, 2017 (the “Prospectus Supplement”) to the prospectuses dated November 10, 2015 and July 22, 2016 (together with the Prospectus Supplement, the “Prospectus”), included as part of the above-referenced Registration Statements (the “Registration Statements”) relating to the issuance and sale by the Company of 500,000 shares (the “Primary Shares”) of common stock, par value $1.00 per share (the “Common Stock”), of the Company and the offering and sale by the John M. Morrison Revocable Trust #4, a shareholder of the Company (the “Trust”), of 2,000,000 shares of Common Stock (the “Secondary Shares” and, together with the Primary Shares, the “Shares”) pursuant to the Underwriting Agreement, dated as of March 17, 2017 (the “Underwriting Agreement”), by and among the Company, the Trust, and Keefe, Bruyette & Woods, Inc. (the “Underwriter”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have made such legal and factual investigations as we deemed necessary for purposes of this opinion. We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (a) the Registration Statements, including the exhibits thereto; (b) the Company’s Articles of Incorporation, as amended and currently in effect; (c) the Company’s Bylaws, as amended and currently in effect; (d) the resolutions of the board of directors of the Company with respect to the filing of the Registration Statement and the issuance of the Primary Shares and the sale of the Secondary Shares; (e) the Underwriting Agreement; and (f) such other certificates, statutes and other instruments and documents as were considered appropriate for purposes of the opinions hereafter expressed.  In our investigation, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such copies. As to matters of fact, we have relied upon representations of officers of the Company.

To the extent that the obligations of the Company under any agreement may be dependent upon such matters, we assume for purposes of this opinion that: (i) the other party or parties to such agreement is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) the other party or parties to such agreement is duly qualified to engage in the activities contemplated by the agreement, as applicable; (iii) the agreement has been duly authorized, executed and delivered by the other party or parties to such agreement, as applicable, and constitutes the valid and binding obligation of the other party or parties to such agreement, as applicable, enforceable against the other party or parties to such agreement, as applicable, in accordance with its terms; (iv) the other party or parties to such agreement is in compliance, with respect to any actions the other party to such agreement may take under such agreement, as applicable, with all applicable laws and regulations; and (v) the other party or parties to such agreement has the requisite organizational and legal power and authority to perform its obligations under such agreement, as applicable.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations set forth herein, it is our opinion that:

(1)         The issuance of the Primary Shares has been duly authorized by the Company and, when the Primary Shares have been issued and paid for under the terms and conditions set forth in the Prospectus and the Underwriting Agreement, the Primary Shares will be validly issued, fully paid and non-assessable; and

(2)         The Secondary Shares have been duly authorized by the Company and are legally issued, fully paid and non-assessable.

We express no opinion concerning the laws of any jurisdiction other than the Business Corporation Act of the State of Iowa.

We express no opinion herein as to any obligations that parties other than the Company may have under or in respect of the Shares or as to the effect that their performance of such obligations may have upon any of the matters referred to herein.

We express no opinion with respect to any specific legal issues other than those explicitly addressed herein. This opinion letter is provided for use solely in connection with the transactions contemplated by the Registration Statements and may not be used, circulated, quoted or otherwise relied upon for any other purpose and may not be disclosed, quoted, filed with a governmental agency or otherwise referred to without our express written consent. Our opinion expressed herein is made as of the date hereof, and we disclaim any obligation and undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinions expressed herein.

We hereby consent to the filing of this opinion letter as an exhibit to a Current Report on Form 8-K for incorporation by reference into the Registration Statements and to the reference to this law firm under the heading “Legal Matters” in the Prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act or that we are otherwise within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Barack Ferrazzano Kirschbaum & Nagelberg LLP

Barack Ferrazzano Kirschbaum & Nagelberg LLP